Bluegreen Vacations Corporation Announces

Receipt of Notice from Bass Pro, Inc.

BBX Capital Corporation Reevaluates Short Form Merger

BOCA RATON, Florida – March 25, 2019 – Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen”) announced today that on March 22, 2019, Bluegreen Vacations Unlimited, Inc. (“BVU”), a wholly-owned subsidiary of Bluegreen, and Bluegreen/Big Cedar Vacations, LLC (“Bluegreen/Big Cedar”), a 51%-owned subsidiary of BVU, (BVU, Bluegreen/Big Cedar and Bluegreen, collectively, the “Company”) received a formal notice delivered pursuant to the Amended and Restated Marketing and Promotions Agreement dated December 31, 2007 (the “Agreement”) from Bass Pro, Inc. and Big Cedar L.L.C. (collectively, “Bass Pro”) notifying the Company that Bass Pro intends to cancel the Company’s access to the Bass Pro marketing channels and advertising materials as of 30 days from the notice unless the Company cures certain alleged breaches to Bass Pro’s satisfaction.

The alleged breaches cited in the notice include those previously disclosed by the Company, and specifically Bass Pro’s belief that the amounts paid to it as VOI sales commissions should not have been adjusted for certain purchaser defaults, breaches regarding the calculation of commissions and other amounts payable under the Agreement and other related agreements including reimbursements paid to the Company, as well as matters regarding the operations at Bluegreen/Big Cedar.  In addition, the notice references a breach Bass Pro alleged in 2014 regarding customer service, notwithstanding that this alleged breach has not been the subject of any correspondence since that time and that the customer service issues arising from Bass Pro have, to the Company's knowledge, been minimal and been appropriately addressed.

As indicated in Bass Pro’s notice, the parties have recently held several in person meetings and as publicly disclosed, the Company has been optimistic that a resolution of the outstanding issues would be achieved.  These recent discussions with Bass Pro were not about alleged breaches but, at Bass Pro's suggestion, were focused on how best to move forward. These discussions included a possible restructuring of the amount and timing of compensation paid to Bass Pro, an extension of the term of the Agreement, the timing of entry into the Cabela’s stores and a mutual waiver of any prior alleged claims between the parties. The Company believed based on its telephone discussions and subsequent meetings with Bass Pro management that Bass Pro and the Company were in basic agreement regarding the waiver of past issues and the terms of compensation going forward but these were subject to reaching an agreement on the terms of an extension and the timing of entry into Cabela’s.

Prior issues between the parties primarily related to a claim by the Company that Bass Pro owed it additional amounts and a claim by Bass Pro regarding reimbursements and additional annual revenue going forward as well as matters regarding the operation of the Bluegreen/Big Cedar joint venture. The Company has suggested on numerous occasions that the parties agree to binding arbitration to resolve these issues, but Bass Pro has refused to do so.

While these discussions with Bass Pro were ongoing, the Company, with Bass Pro’s cooperation, has continued to execute the vacation package marketing strategy contemplated by the Agreement including the recent opening of a new marketing kiosk in Las Vegas, Nevada as well as plans to open an additional kiosk in a former Cabela's store in Rogers, Arkansas in the near term.  Given the frequency and positive tone of the discussions with Bass Pro and no indication by Bass Pro of the position taken in its notice regarding customer service, the Company was both surprised and disappointed by Bass Pro's current position.

The Company will seek to continue its discussions with Bass Pro with the hope of reaching a mutually satisfactory resolution and to obtain information regarding what Bass Pro believes would constitute the cure of the breaches that it has alleged.  However, if the issues with Bass Pro are not resolved or any identified cures achieved, the

Company's results will be adversely impacted and the Company will, in that case, pursue all remedies available to it, including pursuing recovery of all damages caused by Bass Pro's actions.

BBX Capital Corporation has advised the Company that in light of these events, it is re-evaluating the previously announced short form merger that would have taken the Company private and BBX Capital may choose not to proceed with the merger.

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About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose activities include its 90 percent ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

Bluegreen Vacations Corporation Contact:

Nikki Sacks, 203-682-8263

or
Evelyn Infurna, 203-682-8265

Email: bluegreenvac@icrinc.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements may be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, those relating to the risks associated with the Company's relationship with Bass Pro, that the parties will not reach a resolution of the outstanding issues and that the Company will not have access to the Bass Pro marketing channels and advertising materials going forward; that the alleged breaches will not be cured; that the Company's results will be adversely impacted by the termination of the relationship or ongoing litigation regarding the relationship and the obligations of the parties under the parties' agreements; and that the proposed short form merger with a subsidiary of BBX Capital Corporation may not be consummated. Reference is also made to the risks and uncertainties regarding the businesses, operations and trading markets of Bluegreen which are detailed in reports filed by Bluegreen with the SEC, including the “Risk Factors” sections thereof, and may be viewed on the SEC’s website at www.sec.gov Bluegreen cautions that the foregoing factors are not exclusive.